Exhibit 4.1

CAPITAL ONE MASTER TRUST

SECOND AMENDMENT TO

AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT

THIS SECOND AMENDMENT, dated as of July 15, 2010 (this “Amendment”), to the AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT, dated as of September 30, 1993, as amended and restated as of August 1, 2002, January 13, 2006, and July 1, 2007, and as amended by the First Amendment, dated as of March 1, 2008 (the “Agreement”), is made among Capital One Bank (USA), National Association (the “Bank”), as Servicer (the “Servicer”), Capital One Funding, LLC, as Transferor (the “Transferor”), and The Bank of New York Mellon, as Trustee (the “Trustee”). Each capitalized term that is used but not otherwise defined in this Amendment has the meaning set forth in the Agreement.

In compliance with Section 13.01(a) of the Agreement and for valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree to the following:

SECTION 1. Amendments.

(a) Section 2.01 of the Agreement is amended by inserting the following language at the end of the first paragraph of that Section:

Each Account will continue to be owned by the related Account Owner and is not a Trust Asset.

(b) Section 3.01(b) of the Agreement is amended by deleting the third sentence of that Section in its entirety and substituting the following language in its place:

Without limiting the generality of the foregoing, subject to Section 10.01, the Servicer is hereby authorized and empowered (i) to make withdrawals and payments or to instruct the Trustee to make withdrawals and payments from the Collection Account and any Series Account, as set forth in this Agreement or any Supplement, (ii) to take any action required or permitted under any Series Enhancement, as set forth in this Agreement or any Supplement, and (iii) to execute and deliver, on behalf of the Trust or the Trustee, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Receivables and, after the delinquency of any Receivable and to the extent permitted under and in compliance with applicable Requirements of Law, to commence collection proceedings with respect to such Receivable. In any action or proceeding that is described in clause (iii) of the immediately preceding sentence, (I) the Servicer, whether acting in its own name or on behalf of another and whether acting alone or through another, adequately represents each of the Transferor’s, the Trust’s, and the Trustee’s interests, (II) each of the Transferor, the Trust, and the Trustee will be bound by that action or by any judgment or other ruling in that proceeding, and (III) complete and final relief can be accorded among the parties to that action or proceeding without joining the Transferor, the Trust, or the Trustee. Nothing in the immediately preceding sentence applies to interests of or claims against the

Trustee in its individual capacity or will relieve the Servicer of its obligation to service and administer the Receivables in accordance with the Servicer’s customary and usual servicing procedures for servicing revolving credit receivables comparable to the Receivables, the Lending Guidelines, and the applicable terms of this Agreement.

SECTION 2. Effectiveness. The amendments described in Section 2 will become effective when all of the following conditions have been satisfied:

(a) counterparts of this Amendment have been duly executed and delivered by the parties;

(b) the Transferor has received written notice from each Rating Agency that this Amendment will not have a Ratings Effect and has delivered copies of each such written notice to the Servicer and the Trustee; and

(c) the Transferor has delivered an Opinion of Counsel to the effect specified in Exhibit H-1 to the Agreement to the Trustee and any Series Enhancer entitled to that Opinion of Counsel pursuant to the relevant Supplement.

SECTION 3. Agreement in Full Force and Effect as Amended. Except as specifically amended here, all of the terms and conditions of the Agreement remain in full force and effect. All references to the Agreement in any other document or instrument mean the Agreement as amended by this Amendment. This Amendment is an amendment, not a novation, of the Agreement.

SECTION 4. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be considered an original but all of which together will constitute one agreement.

SECTION 5. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

[Signature Page Follows]

Executed by the parties through their duly authorized officers as of July 15, 2010.

CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION, as Servicer

By:	/s/ Daniel Rosen
	Name:	Daniel Rosen
	Title:	Managing Vice President, Treasury

CAPITAL ONE FUNDING, LLC, as Transferor

By:	/s/ Amy Amsler
	Name:	Amy Amsler
	Title:	Assistant Vice President

THE BANK OF NEW YORK MELLON, not in its individual capacity but solely as the Trustee

By:	/s/ Alan Terezian
	Name:	Alan Terezian
	Title:	Vice President

[Signature Page to Second Amendment to Pooling and Servicing Agreement]